As filed with the Securities and Exchange Commission on March 10, 2021.

Registration No. 333-253735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Achilles Therapeutics plc

(Exact name of registrant as specified in its charter)

United Kingdom	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

245 Hammersmith Road

London W6 8PW

United Kingdom

Tel: +44 (0)20 8154 4600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

c/o Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

Tel: (212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Bloom Seo Salimi Marishka DeToy Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 +1 617 570 1000	Sophie C. McGrath Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY United Kingdom +44 20 7447 4200	Nathan Ajiashvili Salvatore Vanchieri Latham & Watkins LLP 885 Third Avenue New York, New York 10022 +1 212 906 1200	James Inness Latham & Watkins LLP 99 Bishopsgate London EC2M 3XF United Kingdom +44 20 7710 1000

Approximate date of commencement of proposed sale to public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company  ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.†  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)(3)
Ordinary shares, nominal value £0.001 per share(4)	$100,000,000	$10,910

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional ordinary shares represented by American Depositary Shares, or ADSs, that the underwriters have the option to purchase.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, based on an estimate of the proposed maximum aggregate offering price.
(3)	Previously paid.
(4)

These ordinary shares are represented by ADSs, each of which represents one ordinary share of the registrant. ADSs issuable upon deposit of the ordinary shares registered hereby are being registered pursuant to a separate registration statement on Form F-6 (File No. 333-253945).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

Explanatory note

This Amendment No. 1 to the Registration Statement on Form F-1 of Achilles Therapeutics plc (File No. 333-253735) (the “Registration Statement”) is an exhibits-only filing to file Exhibit 10.7 and restate the list of exhibits set forth in Item 8 of Part II of the Registration Statement. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page and the exhibits filed herewith. The prospectus is unchanged and has therefore been omitted from this filing.

Part II

Information not required in prospectus

Item 6. Indemnification of directors and officers.

Subject to the Companies Act 2006, members of the registrant’s board of directors and its officers (excluding auditors) have the benefit of the following indemnification provisions in our Articles of Association:

Current and former members of the registrant’s board of directors or officers shall be:

i.	indemnified against any loss or liability which has been or may be incurred by them in connection with their duties or powers in relation to us, any associated company (as defined in the Companies Act 2006) or any pension fund or employee share scheme of ours or associated company and in relation to our (or associated company’s) activities as trustee of an occupational pension scheme, including any liability incurred in defending any civil or criminal proceedings in which judgment is given in his or her favor or in which he or she is acquitted or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part or in connection with any application in which the court grants him or her, in his or her capacity as a relevant officer, relief from liability for negligence, default, breach of duty or breach of trust in relation to our (or associated company’s) affairs; and

ii.	provided with funds to meet expenses incurred or to be incurred in defending any criminal or civil proceedings or application referred to above.

In the case of current or former members of the registrant’s board of directors, in compliance with the Companies Act 2006, there shall be no entitlement to reimbursement as referred to above for (i) any liability incurred to the registrant or any associated company, (ii) the payment of a fine imposed in any criminal proceeding or a penalty imposed by a regulatory authority for non-compliance with any requirement of a regulatory nature, (iii) the defense of any criminal proceeding if the member of the registrant’s board of directors is convicted, (iv) the defense of any civil proceeding brought by the registrant or an associated company in which judgment is given against the director, and (v) any application for relief under the statutes of the UK and any other statutes that concern and affect the registrant as a company in which the court refuses to grant relief to the director.

In addition, members of the registrant’s board of directors and its officers who have received payment from the registrant under these indemnification provisions must repay the amount they received in accordance with the Companies Act 2006 or in any other circumstances that the registrant may prescribe or where the registrant has reserved the right to require repayment.

The board of directors may decide to purchase and maintain insurance, at our expense, for the benefit of any relevant officer in respect of any relevant loss.

The underwriting agreement the registrant will enter into in connection with the offering of ADSs being registered hereby provides that the underwriters will indemnify, under certain conditions, the registrant’s board of directors and its officers against certain liabilities arising in connection with this offering.

Item 7. Recent sales of unregistered securities.

In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

(a) Issuances of share capital

On August 10, 2018, Achilles Therapeutics UK Limited issued 1,800,000 Series A preferred shares to three investors for an aggregate subscription price of £1.8 million.

On November 21, 2018, Achilles Therapeutics UK Limited issued 8,773,077 Series A preferred shares to three investors for an aggregate subscription price of £8.8 million.

On June 7, 2019, Achilles Therapeutics UK Limited issued 10,400,000 Series A preferred shares to three investors for an aggregate subscription price of £10.4 million.

On September 3, 2019, Achilles Therapeutics UK Limited issued 34,794,714 Series B preferred shares to thirteen investors for an aggregate subscription price of £66.7 million.

On November 19, 2020, Achilles Therapeutics UK Limited issued 17,397,356 Series B preferred shares to thirteen investors for an aggregate subscription price of £33.3 million.

On November 19, 2020, Achilles Therapeutics UK Limited issued 24,412,603 Series C preferred shares to sixteen investors for an aggregate subscription price of £52.7 million.

No underwriters were involved in the foregoing sales of securities. The sales of securities described above were deemed to be exempt from registration pursuant to either (i) Section 4(a)(2) of the Securities Act, as transactions by an issuer not involving a public offering or (ii) Regulation S promulgated under the Securities Act in that the offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

(b) Share grants

Since November 1, 2017 through the date of the prospectus that forms a part of this registration statement, we and Achilles Therapeutics UK Limited have granted shares to employees, directors, consultants and service providers covering an aggregate of 464,238 D ordinary shares, 109,321 E ordinary shares, 608,928 F ordinary shares, 340,606 G ordinary shares, 290,641 H ordinary shares, 163,487 I ordinary shares, 920,308 J ordinary shares, 5,340,913 L ordinary shares, 4,397,930 M ordinary shares and 3,965,182 N ordinary shares, each with a nominal value of £0.001 per share.

All of the share and per share information presented in this “Share grants” section do not reflect our corporate reorganization (including the conversion of each separate class of ordinary and preferred shares of Achilles Therapeutics plc into a single series of ordinary shares).

We believe that each of such issuances was exempt from registration under the Securities Act in reliance on: (i) Section 4(a)(2) of the Securities Act or Rule 506 promulgated thereunder as transactions by an issuer not involving a public offering; (ii) under Rule 701 promulgated under the Securities Act in that transactions were under compensatory benefit plans and contracts relating to compensation; or (iii) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was either an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act or was our employee, director or consultant and received the securities under our equity incentive plans. None of these transactions involved any underwriters, underwriting discounts or commissions or any public offering. All recipients had adequate access, through their relationships with us to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 8. Exhibits and financial statement schedules.

(a) Exhibits

Exhibit number	Description of exhibit

1.1**	Form of Underwriting Agreement.

3.1**	Articles of Association of Achilles Therapeutics plc, as currently in effect.

3.2*	Form of Articles of Association of Achilles Therapeutics plc (to be adopted immediately prior to the completion of this offering).

4.1**	Form of Deposit Agreement.

4.2**	Form of American Depositary Receipt (included in Exhibit 4.1).

5.1*	Opinion of Goodwin Procter (UK) LLP, counsel to the registrant.

10.1#**	2020 Omnibus Plan, as amended, and forms of award agreements thereunder.

10.2#**	2021 Equity Stock Purchase Plan (to be adopted prior to the effectiveness of this registration statement).

10.3#**	2021 Omnibus Plan (to be adopted prior to the effectiveness of this registration statement).

10.4**	Form of Amended and Restated Registration Rights Agreement, by and between the registrant, Cancer Research Technology Limited and the shareholders listed therein.

10.5**	Lease Agreement, by and between Achilles Therapeutics Limited, 245 Hammersmith Road Nominee 1 Limited, 245 Hammersmith Road Nominee 2 Limited and 245 Hammersmith Road Limited Partnership, dated as of February 21, 2020.

10.6**	Collaboration Agreement, by and between Achilles Therapeutics Limited and Cell Therapy Catapult, dated as of February 28, 2020.

10.7†	License Agreement, by and between Achilles Therapeutics Limited and Cancer Research Technology Limited, dated as of May 24, 2016, as amended.

10.8**	Lease Agreement, by and between Achilles Therapeutics Limited and RLUKREF Nominees (UK) One Limited and RLUKREF Nominees (UK) Two Limited, dated as of December 16, 2020.

10.9#**	Form of Employment Agreement with Iraj Ali (to be entered into in connection with this offering).

10.10#**	Form of Deed of Indemnity between Achilles Therapeutics plc and each of its Directors and Officers.

21.1**	Subsidiaries of the registrant.

23.1**	Consent of KPMG LLP, independent registered public accounting firm.

Exhibit number	Description of exhibit

23.2*	Consent of Goodwin Procter (UK) LLP, counsel to the registrant (included in Exhibit 5.1).

24.1**	Power of Attorney (included on signature page to this registration statement).

†	Certain portions of this exhibit will be omitted because they are not material and would likely cause competitive harm to the registrant if disclosed.

*	To be filed by amendment.

**	Previously filed.

#	Indicates a management contract or any compensatory plan, contract or arrangement.

(b) Financial statement schedules

None. All schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the audited consolidated financial statements and notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on March 10, 2021.

ACHILLES Therapeutics plc

By:	/s/ Iraj Ali
Iraj Ali, Ph.D. Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Iraj Ali Iraj Ali, Ph.D.	Chief Executive Officer (Principal Executive Officer)	March 10, 2021

/s/ Robert Coutts Robert Coutts	Chief Financial Officer (Principal Financial and Accounting Officer)	March 10, 2021

* Edwin Moses, Ph.D.	Director	March 10, 2021

* Martin Murphy, Ph.D.	Director	March 10, 2021

* Michael F. Giordano, Ph.D.	Director	March 10, 2021

* Carsten Boess	Director	March 10, 2021

* Derek DiRocco, Ph.D.	Director	March 10, 2021

* Rogier Rooswinkel, Ph.D.	Director	March 10, 2021

*	/s/ Iraj Ali
Iraj Ali, Ph.D., as Attorney-in-fact

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of the registrant has signed this registration statement, on March 10, 2021.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice-President on behalf of Cogency Global Inc.